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                                                                    Exhibit 99.1
                                             For additional information, contact
                                              Investor Relations, (301) 897-2540
August 14, 2008                                         Email:  info@spherix.com

                      SPHERIX REPORTS 2nd QUARTER EARNINGS

BETHESDA, MD, Spherix Incorporated (NASDAQ/SPEX) reported a net loss for the three and six months ended June 30, 2008 of $1.2 million ($0.08 per share) and $3.1 million ($0.22 per share). Research and development and marketing costs related to the commercialization of Naturlose as a treatment for Type 2 diabetes accounted for approximately $1.9 million for the six month period ended June 30, 2008, compared to approximately $2.4 million for the same period in 2008. Revenue from the Health Sciences consulting business, which the Company launched in July 2007, continued its rapid growth with an 80% increase between the first and second quarter of 2008.

      "The growth of the Health Sciences consulting business has been phenomenal, and its benefits to the Company reach far beyond its bottom line contributions," said Spherix's CFO and Treasurer, Robert Clayton. "The pool of scientific talent the Health Sciences group has added to the Company has proven to be an invaluable resource in the management of the BioSpherix Division's clinical trial as well."

      The Company took over full control of the U.S. based Type 2 diabetes clinical trial from its former Contract Research Organization (CRO) on March 31, 2008, and has taken quick action to address slower than expected patient recruitment. These actions include obtaining FDA approval to eliminate the need for pre-mixed solutions for the delivery of study medicine, which is expected to increase patient enrollment and enhance patient compliance.

      Spherix also expanded the Phase 3 clinical trial into India, where patient enrollment and retention is expected to be greater for Type 2 diabetes trials than in the U.S. The Company has selected a CRO to manage the India trials and patient recruitment is expected to begin in October of this year. The Phase 3 clinical trial is expected to be completed in 2010. Manufacturing of pharmaceutical tagatose is proceeding as planned, and the tagatose that Inalco SpA committed to supply by August 1, 2008 under the April 30, 2008 letter of intent was received on time.


                                            For the Three Months                For the Six Months
                                                Ended June 30,                     Ended June 30,
                                      --------------------------------    --------------------------------
                                            2008              2007              2008              2007
                                      --------------    --------------    --------------    --------------

 Revenue from continuing operations   $      263,000    $        4,000    $      406,000    $        4,000
 Loss from continuing operations      $   (1,198,000)   $   (1,942,000)   $   (3,113,000)   $   (3,982,000)
 Income (loss) from
  discontinued operations             $           --    $      196,000    $           --    $      (54,000)
 Net loss                             $   (1,198,000)   $   (1,746,000)   $   (3,113,000)   $   (4,036,000)

 Net (loss) income per share
    Continuing operations             $        (0.08)   $        (0.14)   $        (0.22)   $        (0.28)
    Discontinued operations           $           --    $         0.01    $           --    $           --
    Net (loss) income per share       $        (0.08)   $        (0.12)   $        (0.22)   $        (0.29)


                                    --OVER--

      Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on October 10, 2007.

      Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in biotechnology, and provides technical and regulatory consulting services to biotechnology and pharmaceutical companies.

                Our Internet address is http://www.spherix.com.
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